Exhibit 1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements Nos. 333-15941, 333-15945, 333-60189, 333-81373, 333-60203, 333-100079, 333-107646, 333-107648 and 333-128000 on Form S-8 of Abercrombie & Fitch Co. of our report dated June 26, 2006, relating to the statements of net assets available for benefits of the Abercrombie & Fitch Co. Savings and Retirement Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, line 4i-schedule of assets held at end of year as of December 31, 2005 which report appears in the December 31, 2005 annual report on Form 11-K of the Abercrombie & Fitch Co. Savings and Retirement Plan.
/s/ Ary Roepcke Mulchaey Stevenson, P.C.
Columbus, Ohio
June 29, 2006

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